Exhibit 99.1

Q2Power Files 10-Q to Regain Current Filing Status;

Approved for OTCQB Up-listing

Palm Beach, FL; June 26, 2017 - Q2Power Technologies Inc. (OTC: QPWR) filed its Form 10-Q for the period ended March 31, 2017 to regain its current filing status with the SEC, and has received confirmation from The OTC Markets Group that QPWR will be listed again for trading on the OTCQB by Tuesday, June 27, 2017. The company has also renewed its Mergent Industrial Manual listing for 2017, which covers approximately 39 states’ Blue Sky exemptions for secondary market trading.

Q2, through its Q2Earth division, seeks to become a leading manufacturer of compost and engineered soils from recycled waste for the agriculture, horticulture, construction and infrastructure sectors through a plan of acquisitions, strategic alliances and organic growth. The company also recently launched a new website at www.Q2Earth.com which provides more information about its new direction, market opportunity and growth strategy. Q2Earth is the working name of the company’s compost and soil manufacturing division.

About Q2Power: Q2Power, through its Q2Earth division, seeks to become a leading manufacturer of compost and engineered soils from recycled waste for the agriculture, horticulture, construction and infrastructure sectors. Through a plan of acquisitions, strategic alliances, and organic growth focused on creating and marketing quality beneficial reuse end products, Q2 seeks to build the preeminent compost and soil company in North America. The Company recently completed the first phase of a bridge financing that will expedite this business plan and operational transition, and has begun to wind-down its previous waste-to-energy R&D operations. Q2 has recently regained “current filing” company status and OTCQB listing.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the level of demand and market acceptance of our products, and changes in our business strategies.

Q2Power Contact:

Christopher Nelson, CEO

chris@q2p.com

305-439-5559

OR:

Jeremy Roe, Managing Partner

Integra Consulting Group, LLC

Jeremy@integracg.net

925-262-8305

1